UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

April 22, 2015
Date of Report (Date of earliest event reported)

NOVATION COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-13533	74-2830661
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
2114 Central Street, Suite 600, Kansas City, MO 64108
(Address of principal executive offices) (Zip Code)
(816) 237-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On April 22, 2015, Novation Companies, Inc. (the “Company”) entered into an Agreement (the “Agreement”) with Lone Star Value Investors, LP, Lone Star Value Investors GP, LLC, Lone Star Value Management, LLC and Jeffrey E. Eberwein (together, “Lone Star Value”). The Agreement provides:

•
The Board of Directors of the Company (the “Board”) will be increased by two, to a total of eight (8) positions. The Board shall appoint Robert G. Pearse and Jeffrey E. Eberwein as independent directors to fill the vacancies on the Board. Mr. Pearse will be named as a Class I director and Mr. Eberwein will be named as a Class II director. Mr. Eberwein will serve on the Board’s Nominating and Corporate Governance Committee and Compensation Committee and Mr. Pearse will serve on the Board’s Audit Committee and Compensation Committee.

•
The Company will nominate Mr. Pearse for election as a Class I director at the 2015 Annual Meeting of the Shareholders (the “2015 Annual Meeting”) with a term to expire in 2018 and Mr. Eberwein as a Class II director at the 2015 Annual Meeting in order to serve out his remaining one year term as a Class II director.

•	Lone Star will vote in favor of the Company’s slate of directors at the 2015 Annual Meeting.

•
Lone Star has agreed to a standstill period (the “Standstill Period”) until the date that is 30 calendar days before the deadline for submission of stockholder nominations for the 2016 Annual Meeting of Shareholders (the “2016 Annual Meeting”). During the Standstill Period, Lone Star has committed to refrain from the taking of certain actions, including solicitation of proxies with respect to securities of the Company in opposition to the recommendations or proposals of the Board, calling special meetings of shareholders, or seeking or encouraging the submission of nominations in furtherance of a contested solicitation for the election or removal of directors.

•	The Board agrees to seek binding shareholder approval at the 2016 Annual Meeting to declassify the structure of the Board by amending the Company’s Articles of Amendment and Restatement.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference. A copy of the press release announcing the Company’s and Lone Star’s entry into the Agreement is attached hereto as Exhibit 99.1
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Appointment of New Directors
On April 22, 2015, in connection with the Agreement described above, the number of directors on the Board was increased from six to eight and the Board appointed Robert G. Pearse and Jeffrey E. Eberwein to fill the current vacancies on the Board until the election of directors by shareholders at the 2015 Annual Meeting.
Mr. Pearse and Mr. Eberwein have been appointed pursuant to the terms of the Agreement with Lone Star. Mr. Pearse will serve on the Board’s Audit Committee and Compensation Committee and Mr. Eberwein will serve on the Board’s Nominating and Corporate Governance Committee and Compensation Committee.
The Agreement contemplates that Lone Star, within a reasonable time after execution of the Agreement, will put into place a 10b5-1 plan to acquire in the aggregate three percent or more of the Company’s outstanding common stock. Any failure to so acquire and hold at least three percent of the Company’s outstanding common stock will result in either Mr. Eberwein or Mr. Pearse’s resignation from the Board. Three percent of the Company’s common stock is valued at approximately $686,096 based on the closing price of $0.25 on April 22, 2015 as quoted by Pink OTC Markets’ inter-dealer quotation service. There have been no transactions, and no transactions have been proposed, since the beginning of the Company’s last fiscal year in which the Company was or is a participant and the amount involved exceeds $120,000, and in which Mr. Pearse or Mr. Eberwein (or any immediate family member of Mr. Pearse or Mr. Eberwein) have an interest.
Except as otherwise described with respect to the Agreement, neither Mr. Pearse nor Mr. Eberwein are a party to or participate in any material plan, contract or arrangement that has been entered into in connection with their appointment. Neither Mr. Pearse nor Mr. Eberwein have received any grant or award in connection with their appointment.
Biographical descriptions of Mr. Pearse and Mr. Eberwein are included in the press release announcing the Company’s and Lone Star’s entry into the Agreement, which is attached hereto as Exhibit 99.1.

Retirement of Director
On April 22, 2015, Edward M. Mehrer informed the Board that he will not seek reelection at the 2015 Annual Meeting.
Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description
10.1	Agreement, by and between the Company, Lone Star Value Investors, LP, Lone Star Value Investors GP, LLC, Lone Star Value Management, LLC and Jeffrey E. Eberwein, dated April 22, 2015
99.1	Press Release dated April 22, 2015

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOVATION COMPANIES, INC.

DATE: April 27, 2015	/s/ Rodney E. Schwatken Rodney E. Schwatken Chief Financial Officer